Exhibit 3.5

DEMAND PROMISSORY NOTE

Amount: $5,000	Date: May 31, 2020

FOR VALUE RECEIVED, Five Thousand Dollars ($5,000)XXStream Entertainment, Inc. whose address is 1185 Avenue of the Americas, 3rd Floor, New York, NY 10036 (hereinafter the “Maker”) promises to pay to the order of Custodian Ventures, LLC (the “Holder”) at 1185 Avenue of the Americas, 3rd Floor, New York, or at such other place as the holder hereof shall designate to the undersigned in writing, in lawful money of the United States of America, the principal amount of five Thousand Dollars ($5,000) on demand by the Holder (the “Demand Date”).

In the event the principal hereunder shall remain unpaid for a period of ten (30) days or more following the Demand Date, a late charge equivalent to one (1%) percent of such payment shall be charged. In the event of default in any payment due under this demand promissory note, which remains unpaid for a period of ten days or more, the principal and accrued interest amount shall immediately become due and payable without any further demand or request.

If any payment of principal or interest on this Note becomes due and payable on a Saturday, Sunday or public holiday under the laws of the State of New York, the due date hereof shall be extended to the next succeeding full business day. All payments received by the holder shall be applied first to the payment of accrued interest and then to principal.

This Note may be prepaid in whole or in part at any time.

In the event that this Note shall be placed in the hands of an attorney for collection by reason of any default hereunder, the undersigned agrees to pay reasonable attorney’s fees and disbursements and other reasonable expenses incurred by the payee in connection with the collection of this Note.

The rights, powers and remedies given to the payee under this Note shall be in addition to all rights, powers and remedies given to it by virtue of any statute or rule of law.

Any forbearance, failure or delay by the payee in exercising any right, power or remedy under this Note or otherwise available to the payee shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

No modification or waiver of any provision of this Note shall be effective unless it shall be in writing and signed by the payee, and any such modification or waiver shall apply only in the specific instance for which given.

This Note and the rights and obligations of the parties hereto, shall be governed, construed and interpreted according to the laws of the State of New York wherein it was negotiated and executed, and the undersigned consents and agrees that the State and Federal Courts which sit in the State of New York and the County of New York shall have exclusive jurisdiction of all controversies and disputes arising hereunder.

The undersigned waives the right in any litigation with the payee to trial by jury.

The term “payee” as used herein shall be deemed to include the payee and its successors, endorsees and assigns.

The undersigned hereby jointly and severally waive presentment, demand for payment, protest, notice or protest and notice of non-payment hereof.

XXStream Entertainment, Inc.

By: /s/ David Lazar

Name: David Lazar

Its: CEO

Custodian Ventures LLC

By: /s/ David Lazar

Name: David Lazar

Its: CEO

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